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                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (Amendment No. ___________)*


                           Romac International, Inc.
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                                (Name of Issuer)


                         Common Stock, Par Value $.01
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                         (Title of Class of Securities)


                                 775835 10 1
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                               (CUSIP Number)


                              February 24, 1998
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           (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [ ] Rule 13d-1(b)

          [X] Rule 13d-1(c)

          [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes.)

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      1       NAME OF REPORTING PERSON

              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities only)

                               Susan A. Dunkel

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      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]
                                                                        (b) [ ]

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      3       SEC USE ONLY


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      4       CITIZENSHIP OR PLACE OF ORGANIZATION

                               U.S.A.

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                       5    SOLE VOTING POWER
NUMBER OF                         0
 SHARES
BENEFICIALLY
 OWNED BY    ------------------------------------------------------------------
  EACH                 6    SHARED VOTING POWER
REPORTING                          0
 PERSON
  WITH
             ------------------------------------------------------------------
                       7    SOLE DISPOSITIVE POWER
                                1,845,496


             ------------------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER
                                      0


             ------------------------------------------------------------------
      9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                   1,845,496

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     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES  [ ]


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     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                        7.3%


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     12       TYPE OF REPORTING PERSON

                                       IN

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Item 1.
         (a)     Name of Issuer:     Romac International, Inc.

         (b)     Address of Issuer's Principal Executive Offices:

                 120 West Hyde Park Place, Suite 150
                 Tampa, FL  33606
Item 2.

         (a)     Name of Person Filing:  Susan A. Dunkel

         (b)     Address of Principal Business Office or if None, Residence:

                 101 E. Kennedy Blvd.
                 Suite 2800
                 Tampa, FL  33602
                 Attention:  Paul R. Lynch, Esquire

         (c)     Citizenship:  U.S.A.

         (d)     Title of Class of Securities:  Common Stock, par value $.01

         (e)     CUSIP Number:  775835 10 1

Item 3. If this statement is filed pursuant to 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

    (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C.
78o).

    (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

    (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

    (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

    (e) [ ] An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E);

    (f) [ ] An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F);

    (g) [ ] A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G);

    (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

    (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

    (j) [ ] Group, in accordance with 240.13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to 240.13d-1(c), check this box.[X]

Item 4.  Ownership

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a)     Amount Beneficially Owned:      1,845,496 shares


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    (b)     Percent of Class:         7.3%

    (c)     Number of shares as to which such person has:

            (i)    Sole power to vote or to direct the vote: 0

           (ii)    Shared power to vote or to direct the vote:  0

          (iii)    Sole power to dispose or to direct the disposition of:
                   1,845,496

           (iv)    Shared power to dispose or to direct the disposition of:
                                           0

Item 5.    Ownership of Five Percent or Less of a Class
           N/A

Item 6.    Ownership of More than Five Percent on Behalf of Another Person
           N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company
           N/A

Item 8.    Identification and Classification of Members of the Group
           N/A

Item 9.    Notice of Dissolution of Group
           N/A

Item. 10.  Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  March 3, 1998

/S/  Susan A. Dunkel
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Signature